Exhibit 99.1

MDU Communications Announces Second Quarter 2004 Results

Reports Significant Increase in Backlog, Subscriber Growth, Work in Progress and
the Signing of an Agreement to Acquire Subscribers

TOTOWA, NJ, May 12, 2004 – MDU Communications International, Inc. (OTCBB: MDTV), a leading end-to-end provider of DIRECTV® digital satellite television programming, high-speed Internet and other premium communication and information services to the residential multi-dwelling unit (“MDU”) market, today reports its second fiscal quarter results for the period ended March 31, 2004.

For the quarter ended March 31, 2004, the Company reports a total of 14,259 subscribers in 254 properties as compared to 13,200 subscribers in 240 properties as of December 31, 2003.  The Company reports a significant increase in its “backlog” during the quarter.  As of March 31, 2004, the Company’s backlog was in excess of 72,000 units in over 200 properties.  The growth in backlog represents an increase of more than 300% when compared to the backlog of 22,000 units in 55 properties reported as of December 31, 2003. The Company reports “work-in-progress” ongoing in 20 properties representing 5,524 units, an increase of 85% from the previous quarter.  The Company expects the current work-in-progress to produce approximately 3,300 subscribers over the next few fiscal quarters. The Company expects to move between 14,000 and 17,000 additional units from its backlog into the access agreement or work-in-progress phase primarily during the current fiscal quarter and before the end of its fiscal year. During the quarter, the Company began launching properties and adding subscribers in its new expansion market of the Southeast.  As of March 31, 2004, approximately 15% of the Company’s backlog were properties and units located in the Southeast.

The Company reports revenue of $941,767 for the quarter ended March 31, 2004, as compared to revenue of $870,052 for the previous quarter.  Direct costs for the quarter were $308,560, compared to $215,119 incurred during the previous fiscal quarter.  Customer service and operations expenses for the quarter were $264,696, a reduction of 3% as compared to the previous fiscal quarter, despite the fact that the Company is serving a larger subscriber base and is in a growth mode.  The Company incurred sales and marketing expenses of $140,484 during the quarter, as compared to $90,848 recognized in the previous quarter, the increase of which was the result of an aggressive plan by the Company to expand its backlog and secure several new relationships with owners of large MDU property portfolios in the Northeast and Southeast.  General and administrative expenses (net of $1,025,831 in non-cash charges associated with the issuance of options and warrants in exchange for services and the effect of variable accounting on options and warrants) were $428,175 for the period, as compared to the previous fiscal quarter (net of similar non-cash charges) of $319,773.  The increase in general and administrative expenses was primarily the result of business development costs associated with the Company’s expansion into the Southeast, due diligence costs relating to potential acquisitions, as well as an increase in legal and accounting fees associated with certain public filings.

The Company reports negative EBITDA of $182,540 for the three month period ended March 31, 2004  (exclusive of non-cash charges associated with options and warrants) and net cash used in operating activities of

$75,746.  A reconciliation of the Company’s “EBITDA exclusive of other non-cash charges” for the quarter will be included in its Report on Form 10-QSB and is further explained in the Company’s 10-KSB/A filed on March 16, 2004. The Company expects to be cash flow from operations neutral in the current fiscal quarter.

The Company reports a strong balance sheet as of March 31, 2004 with $5,229,498 in cash and cash equivalents, total current assets of $5,842,360 and total assets of $11,159,693.  The Company reports current liabilities of $656,316 as of March 31, 2004.  Long-term liabilities of $658,001 consist primarily of deferred revenue from activation fees received by the Company but not yet recognized as revenue.  The Company has no long-term debt obligations.

The Company’s business strategy is to focus on providing an end-to-end solution for the delivery of DIRECTV®, private cable and high-speed Internet services to the residential MDU market. In order to accomplish this goal, it has continued to add to its dedicated team of experienced professionals throughout the quarter.   As of March 31, 2004, the Company had 40 full time employees.

The Company continues to pursue acquisition opportunities and is in various stages of due diligence on several accretive asset acquisition opportunities. Acquisitions of subscribers provides a three-fold benefit to the Company; first, the immediate increase in subscribers and revenue, second, the addition to the Company’s backlog and future property owner relationships, and third, the synergistic advantage and fixed operating cost savings of the Company’s scalable infrastructure. Regarding one such acquisition, the Company has recently signed an agreement, subject to the completion of its due diligence and Board of Director approval, to acquire its assets, subscribers and backlog.  The Company expects this acquisition to close shortly, and if so, is expected to result in an approximate 35% increase in the Company’s total subscriber base, to approximately 20,000 subscribers.  The Company’s revenues are expected to increase by approximately 33% (on an annualized basis).  The assets being acquired currently produce positive EBITDA, positive cash flow and are expected to contribute positively to the Company’s results going forward.  Additionally, the Company’s backlog will increase as a result of the acquisition.   The purchase price for this acquisition is expected to be approximately $2.4M in cash. The Company has sufficient cash reserves to fund this transaction and continue deploying services pursuant to its business plan, however, in order to replenish the Company’s cash reserves following the acquisition described above, as well as provide the Company with additional resources for additional acquisition capacity and organic growth, the Company is exploring in the near term various sources of additional financing, including the issuance of additional shares of the Company’s common stock and warrants to purchase shares of common stock.

 “This was an important quarter in terms of taking the necessary steps to capture long term market share, which is evidenced by the significant 300% growth in our backlog and expansion into a second major market,” commented Sheldon Nelson, CEO and President of MDU Communications International, Inc.  “Our goal over future quarters is to accelerate conversion of our backlog into revenue generating subscribers and layer this growth with subscribers acquired from select geographic acquisitions,” added Nelson.

The Company expects to file its quarterly report on Form 10-QSB for the quarter ended March 31, 2004 with the Securities and Exchange Commission on May 14, 2004.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements relating to subscriber and revenue growth of the Company. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements, including, but not limited to, efforts on behalf of the Company to raise additional funds, fluctuations in operating results and operating plans, deployment of new subscribers, closing of certain acquisitions, market forces, supplier negotiations and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s 10-KSB for year ended September 30, 2002 filed on January 14, 2003 and amended on March 16, 2004, and incorporated herein by reference.

The Company’s filings, including current financial reports, can be accessed through the EDGAR database at www.sec.gov.